 Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated January 20, 2015, relating to the Statement of Assets and Liabilities as of January 13, 2015 for Worthington Value Line Equity Advantage Fund, which is also included in the Registration Statement. We also consent to the references to us under the headings “Investment Advisory, Management Other Services” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 20, 2015